Exhibit 7.10

Roivant Sciences Ltd.

Suite 1, 3rd Floor

11-12 St. James’s Square

London

SW1Y 4LB

United Kingdom

CONFIDENTIAL

March 15, 2018

Arbutus Biopharma Corporation

100 – 9800 Glenlyon Parkway

Burnaby, British Columbia, Canada V5J 5J8

Attention:  Mark Murray, President Chief Executive Officer

Ladies and Gentlemen:

Reference is made to that certain letter agreement (the “Agreement”), dated as of February 13, 2018, by and between Roivant Sciences Ltd. (“Roivant”) and Arbutus Biopharma Corporation (the “Company”).

The definition of “Exclusivity Period” in paragraph 3 of the Agreement is hereby amended by deleting “on the date that is 30 days after the date of such delivery (the “Exclusivity Period)” and inserting instead “on April 15, 2018 or such later date as Roivant and the Company may agree to in writing (the “Exclusivity Period)”.

Except as expressly provided herein, the remaining provisions of the Agreement shall remain in full force and effect, unchanged by this letter agreement.  This letter agreement may be executed in counterparts, each of which will be deemed an original, and all of which will constitute the same agreement.  Delivery of an executed counterpart of this letter agreement by facsimile or electronic transmission shall be effective to the fullest extent permitted by applicable law.

The interpretation and construction of this letter agreement shall be governed by the laws of the State of Delaware without regard to principles of conflicts of laws, except to the extent the laws of the Province of British Columbia are applicable (including the exercise of the fiduciary duties of the Board of Directors of the Company), in which case the laws of the Province of British Columbia shall govern.

[Signature Page Follows]

If you are in agreement with the terms of this letter agreement, please sign this letter agreement in the space provided below and return an executed copy to Roivant.

Sincerely,

ROIVANT SCIENCES LTD.

		By:	/s/ Marianne Romeo Dinsmore
Name: Marianne Romeo Dinsmore
Title: Authorized Signatory

Accepted and agreed to as of
the date first above written:

ARBUTUS BIOPHARMA CORPORATION

By:	/s/ Mark J. Murray
Name: Mark J. Murray
Title: President and CEO

[Signature Page to RSL – Arbutus Letter Agreement Extending Exclusivity Period]